EXHIBIT 21.1     SUBSIDIARIES OF THE REGISTRANT

                                          Jurisdiction of         % of Voting
                                          Incorporation or        Securities
                                          Organization               Held

Medite International Holdings             Republic of Ireland         100
  Medite of Europe Limited                Republic of Ireland         100

Medite Timber Acquisitions Corporation    Delaware                    100